QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.7

NOMINEE HOLDER CERTIFICATION

WEST COAST BANCORP

Up to 5,000,000 Shares of Common Stock Issuable Upon the Exercise of Subscription
Rights Distributed to the Record Shareholders of West Coast Bancorp

        THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF WEST COAST BANCORP DATED [    •    ], 2010 (THE "PROSPECTUS").

        The undersigned, a broker, custodian bank, or other nominee holder (the "Nominee Holder") of non-transferable subscription rights (the "Rights") to purchase shares of common stock of West Coast Bancorp (the "Company") pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Company, to Wells Fargo Bank, N.A., as subscription agent for the rights offering, and to Morrow & Co., LLC, as information agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the rights to purchase the number of shares of common stock specified below under the basic subscription privilege, and on behalf of beneficial owners of rights who have exercised their basic subscription privilege in full, the request to purchase the number of additional shares of common stock specified below pursuant to the over-subscription privilege, the terms of which is described further in the Prospectus, listing separately each exercised basic subscription privilege and any corresponding over-subscription privilege as to each beneficial owner for whom the Nominee Holder is acting hereby:

Number of Shares Owned on Record Date	Number of Shares Subscribed For Under Basic Subscription Privilege	Number of Shares Requested Under Over-Subscription Privilege

Print Name of the Nominee Holder:

By:

Print Signer's Name:

Contact Name:

Contact Phone Number:

QuickLinks

  Exhibit 99.7
NOMINEE HOLDER CERTIFICATION WEST COAST BANCORP